Exhibit 15.1

September 30, 2025

To: Viomi Technology Co., Ltd (the “Company”)

Wansheng Square, Rm 1302 Tower C, Xingang East Road, Haizhu District

Guangzhou, Guangdong, 510220

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our VIEs and Their Shareholders” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of September 2025. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report, and further consent to the incorporation by reference of the summaries of our opinions under these captions into the Company’s registration statement on Form S-8 (File No.333-230431) that was filed on March 22, 2019.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices